Exhibit 5.1

Jodie M. Bourdet T: +1 415 693 2054 jbourdet@cooley.com

September 8, 2014

TriNet Group, Inc.

1100 San Leandro Blvd., Suite 400

San Leandro, CA 94577

Ladies and Gentlemen:

We have represented TriNet Group, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement (No. 333-198293) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an underwritten public offering of up to 12,075,000 shares of the common stock, par value $0.000025 per share, (the “Shares”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect as of the date hereof, and (c) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that Shares have been validly issued, and are fully paid and non assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

/s/ Jodie M. Bourdet

Jodie M. Bourdet

101 CALIFORNIA STREET, 5TH FLOOR, SAN FRANCISCO, CA 94111-5800   T: (415) 693-2000   F: (415) 693-2222   WWW.COOLEY.COM